As filed with the Securities and Exchange Commission on July 19, 1999
                                                  Registration No.:  333-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  -----------

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                  -----------

                         OLD POINT FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                 Virginia                                54-1265373
          (State of Incorporation            (IRS Employer Identification No.)
             or Organization)

           1 West Mellen Street
             Hampton, Virginia                             23663
 (Address of Principal Executive Offices)                (Zip Code)

            OLD POINT FINANCIAL CORPORATION 1998 STOCK OPTION PLAN
                             (Full name of the Plan)
                                 -----------
             Robert F. Shuford              Copy to: Jacob A. Lutz, III
   President and Chief Executive Officer          Mays & Valentine, L.L.P.
      Old Point Financial Corporation               1111 East Main St.,
           1 West Mellen Street                      NationsBank Center
          Hampton, Virginia 23663                 Richmond, Virginia 23219
        Telephone: (757) 728-1200                Telephone: (804) 697-1490
  (Name and Address of Agent for Service Process)

  Approximate date of proposed commencement of sales pursuant to the Plans: Upon effectiveness of this Registration Statement.

                       CALCULATION OF REGISTRATION FEE

                                       Proposed       Proposed
                                        Maximum        Maximum
 Title of Securities  Amount to be  Offering Price    Aggregate         Amount of
  to be Registered     Registered    Per Share(1) Offering Price(1) Registration Fee
  ----------------     ----------    ------------ ----------------- -----------------
    Common Stock
   $1.00 par value       125,000        $26.00       $3,250,000          $903.50

      (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     Old Point Financial Corporation (the "Company") will furnish shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the Company's shareholders generally, also will be furnished to all employees eligible to participate in the Company's 1998 Stock Option Plan.

     The Company hereby incorporates herein by reference the following documents filed by the Company with the Commission:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to Section 13 of the 1934 Act;

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

     (c) The description of the Company's Common Stock contained in the "Description of Common Stock" in the Company's Prospectus filed as part of the Registration Statement on Form S-14, Registration No. 2-89581, with the Securities and Exchange Commission on February 22, 1984.


     All documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the Company's Common Stock offered hereby has been sold or which deregisters such Company Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

      Title 13.1, Chapter 9, Article 10 of the Code of Virginia of 1950, as amended, permits a Virginia corporation in general to indemnify any of its officers and directors, and any person serving at its request as an officer or director or another corporation or enterprise if he acted in good faith and in a manner which he believed to be in, or not opposed to, the best interest of the corporation. In the event, however, that such person is adjudged liable to the corporation, he will not be entitled to indemnification. The statute also permits a corporation to provide other or further indemnity in its articles of incorporation, or in a bylaw or resolution approved by its directors or shareholders, except for an indemnity against willful misconduct or a knowing violation of criminal law. Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation. Finally, the statute authorizes a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

      The Articles of Incorporation of the Registrant provide that, to the full extent permitted by the Virginia Stock Corporation Act, as amended, each director and officer shall be indemnified by the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     An index of Exhibits appears at page II-6 hereof.

Item 9.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, Commonwealth of Virginia, on the 16th day of July, 1999.

                                    OLD POINT FINANCIAL CORPORATION
                                Hampton, Virginia



                                    By:   /s/ Robert F. Shuford
                                        ------------------------------
                                          Rober F. Shuford
                                          President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


            NAME                           TITLE                      DATE
            ----                           -----                      ----

                                   President (Principal Executive
  /s/ Robert F. Shuford            Officer) and Director
-------------------------------                                   July 16, 1999

  Robert F. Shuford

                                   Senior Vice President & Treasurer
                                   (Principal Financial and Accounting
  /s/ Louis G. Morris              Officer)                       July 16, 1999
  ---------------------------
  Louis G. Morris


  /s/ Richard F. Clark             Director                       July 16, 1999
  --------------------
 Richard F. Clark


  /s/ Gertrude S. Dixon            Director                       July 16, 1999
  ---------------------
  Gertrude S. Dixon




  /s/ Russell S. Evans, Jr.        Director                       July 16, 1999
  -------------------------
  Russell S. Evans, Jr.


  /s/ G. Royden Goodson, III       Director                       July 16, 1999
  ---------------------------
  G. Royden Goodson, III


  /s/ Dr. Arthur D. Greene         Director                       July 16, 1999
-----------------------------
  Dr. Arthur D. Greene

  /s/ Steven D. Harris             Director                       July 16, 1999
-----------------------------
  Steven D. Harris


  /s/ John Cabot Ishon             Director                       July 16, 1999
-----------------------------
  John Cabot Ishon


  /s/ Eugene M. Jordan             Director                       July 16, 1999
-----------------------------
  Eugene M. Jordan


  /s/ John B. Morgan               Director                       July 16, 1999
  ---------------------------
  John B. Morgan


  /s/ Dr. H. Robert Schappert      Director                       July 16, 1999
-----------------------------
  Dr. H. Robert Schappert

                                  EXHIBIT INDEX



Exhibit Description                         Exhibit Number

Articles of Incorporation                   4.1 (Incorporated by
                                            reference from the Form 10-K,
                                            filed March 27, 1998)

Bylaws                                      4.2 (Incorporated by
                                            reference from the Form 10-K,
                                            filed March 27, 1998)

Old Point Financial Corporation             4.3
1998 Stock Option Plan, filed herewith

Opinion  of Mays &  Valentine,  L.L.P.,     5
with respect to the  validity  of the
Common Stock, filed herewith

Consent of Eggleston Smith P.C.,            23.1
Independent Public Accountants dated June
30, 1999, filed herewith.

Consent of Mays & Valentine, L.L.P.,        23.3
contained in their opinion filed as
Exhibit 5 hereto

Powers of Attorney                          25